Exhibit 99.1

Contact	Press:	Or
	Ann Charles		Jay Kolbe
	Enliven Marketing		Weber Shandwick
	Technologies Corporation		212-445-8215
212-201-0821
jkolbe@webershandwick.com
acharles@enliven.com

ENLIVEN REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

New York, NY, January 11, 2008 – Enliven Marketing Technologies Corporation (NASDAQ: ENLV), a leading Internet marketing technology company, today announced that the Company received notification from The NASDAQ Stock Market that it had regained compliance with NASDAQ’s continued listing requirements under Marketplace Rule 4310(c)(4). The Company’s common stock has been at $1.00 or greater for at least 10 consecutive business days and, accordingly, NASDAQ advised the Company that this matter is now closed.

ABOUT ENLIVEN MARKETING TECHNOLOGIES

Enliven Marketing Technologies Corporation (formerly Viewpoint Corporation) is a leading Internet Marketing Technology Company, offering Internet marketing and online advertising solutions through a powerful combination of proprietary visualization technology and expertise in the creation, delivery and reporting of Premium Rich Media. Enliven’s family of brands include Unicast, the Online Advertising and Technology Group, and Springbox, the Digital Marketing Solutions Group. The company’s technology and online advertising solutions are leveraged by some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information can be found at www.enliven.com.

The company has approximately 140 employees with offices in New York, NY, Los Angeles, CA, Austin, TX and London, England.

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FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect

Enliven’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Enliven’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Enliven’s filings and reports on file with the Securities and Exchange Commission.

Copyright © 2008 Enliven Marketing Technologies Corporation. All Rights Reserved. Enliven, Viewpoint, Unicast, and Springbox are trademarks or registered trademarks of Enliven Marketing Technologies Corporation.